Exhibit 99.4

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
 FINANCIAL INFORMATION
The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting, giving effect to the merger. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical information of MutualFirst and of Universal as of December 31, 2017 and assumes that the merger was completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income combine the historical financial information of MutualFirst and of Universal and give effect to the merger as if it had been completed as of the beginning of the periods presented. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition and results of operations of the combined entities. The financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Universal's historical financial information in order to conform to MutualFirst's presentation of financial information.
The merger closed on February 28, 2018. For purposes of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information, the fair value of MutualFirst's common stock to be issued in connection with the merger was based on MutualFirst's closing stock price of $35.70 as of February 28, 2018.
 The Unaudited Pro Forma Combined Condensed Consolidated Financial Information includes estimated adjustments, including adjustments to record Universal's assets and liabilities at their respective fair values, and represents MutualFirst's pro forma estimates based on available fair value information as of the date of the merger agreement.
 The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Unaudited Pro Forma Combined Condensed Consolidated Financial Information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact MutualFirst's statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Universal's shareholders' equity, including results of operations from December 31, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
 We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had MutualFirst and Universal been combined during these periods.
The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of MutualFirst, incorporated herein by reference, and those of Universal, which appear elsewhere in this document.
 Universal's fiscal year end is June 30 and MutualFirst's is December 31. In order to provide shareholders with comparable information, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income, certain financial information for Universal has been completed as if Universal's year end is December 31.  To calculate operating results for the year ended December 31, 2017, Universal subtracted its operating results for the six months ended December 31, 2016 from its operating results for the fiscal year ended June 30, 2017 and added its operating results for the six months ended December 31, 2017.

	MutualFirst	Universal			Pro Forma
					Combined
	December 31,	December 31,
	2017	2017	Pro Forma		December 31,
	(Audited)	(Unaudited)	Adjustments		2017
Assets
Cash and due from banks	$8,763	$10,173	$(8,999)	A	$9,937
Interest-bearing demand deposits	18,578	4,001	-		22,579
Cash and cash equivalents	27,341	14,174	(8,999)		32,516
Interest-bearing time deposits	1,853	2,584	(23)	B	4,414
Investment securities available for sale (carried at fair value)	277,378	89,134	(170)	C	366,342
Loans held for sale	4,577	-	-		4,577
Loans, net of allowance for loan losses	1,167,758	258,737	(1,404)	D	1,425,091
Premises and equipment, net	21,539	6,270	(1,316)	E	26,493
Federal Home Loan Bank stock	11,183	1,637	-		12,820
Deferred tax asset, net	7,530	2,173	(1,167)	F	8,536
Cash value of life insurance	52,707	7,530	-		60,237
Goodwill	1,800	1,895	16,128	G	19,823
Other real estate owned and repossessed assets	733	1,878	(719)	H	1,892
Other assets	14,533	3,387	5,003	I	22,923
Total assets	$1,588,932	$389,399	$7,333		$1,985,664

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing	$194,134	$92,286	$-		$286,420
Interest-bearing	1,007,900	222,525	(357)	J	1,230,068
Total deposits	1,202,034	314,811	(357)		1,516,488
Federal Home Loan Bank advances	217,163	25,876	(413)	K	242,626
Other borrowings	4,232	5,000	9,000	L	18,232
Other liabilities	15,221	491	-		15,712
Total liabilities	1,438,650	346,178	8,230		1,793,058

Commitments and Contingencies

Stockholders' Equity
Common stock	74	100	(88)	M	86
Additional paid-in capital	75,319	1,306	41,006	N	117,631
Retained earnings	74,508	42,051	(42,051)	O	74,508
Accumulated other comprehensive income (loss)	381	(236)	236	P	381
Total stockholders' equity	150,282	43,221	(897)		192,606
Total liabilities and stockholders' equity	$1,588,932	$389,399	$7,333		$1,985,664

					Pro Forma
	Twelve Months Ended				Combined
	December 31,
	MFSF	Universal	Pro Forma		December 31,
	2017	2017	Adjustments		2017

Interest and Dividend Income
Loans receivable	$51,231	$14,231	$2,339	A	$67,801
Investment securities	7,037	2,262	10	B	9,309
Federal Home Loan Bank stock	470	70	-		540
Deposits with financial institutions	130	110	-		240
Total interest and dividend income	58,868	16,673	2,349		77,890

Interest Expense
Deposits	6,815	940	167	C	7,922
Federal Home Loan Bank advances	3,604	405	207	D	4,216
Other	192	256	512	E	960
Total interest expense	10,611	1,601	886		13,098

Net Interest Income	48,257	15,072	1,463		64,792
Provision for loan losses	1,220	-	-		1,220
Net Interest Income After Provision for Loan Losses	47,037	15,072	1,463		63,572

Non-interest Income
Service fee income	6,584	639	-		7,223
Net realized gain on sales of available for sale securities	708	82	-		790
Commissions	5,027	15	-		5,042
Net gains on sales of loans	3,887	723	-		4,610
Net servicing fees	391	417	-		808
Increase in cash value of life insurance	1,113	173	-		1,286
Gain (loss) on sale of other real estate and repossessed assets	(122)	233	-		111
Other income	488	84	-		572
Total non-interest income	18,076	2,366	-		20,442

Non-interest Expenses
Salaries and employee benefits	27,229	8,066	-		35,295
Net occupancy expenses	3,133	985	-		4,118
Equipment expenses	1,773	513	-		2,286
Data processing fees	2,321	1,043	-		3,364
ATM and debit card expenses	1,676	480	-		2,156
Deposit insurance	724	156	-		880
Professional fees	1,855	558	-		2,413
Advertising and promotion	1,223	227	-		1,450
Software subscriptions and maintenance	2,202	-	-		2,202
Other real estate and repossessed assets	165	285	-		450
Other expenses	3,704	1,386	1,130	F	6,220
Total non-interest expenses	46,005	13,699	1,130		60,834

Income Before Income Tax	19,108	3,739	333		23,180
Income tax expense	6,793	1,520	83	G	8,396
Net Income	$12,315	$2,219	$250		$14,784

Earnings Per Common Share
Basic	$1.67	$29.20			$1.73
Diluted	$1.64	$29.20			$1.70
Dividends Per Common Share	$0.66	$-			$0.58

NOTES TO UNAUDITIED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1 – Basis of Pro Forma Presentation
The unaudited pro forma combined balance sheet as of December 31, 2017 and the unaudited pro forma combined income statement for the year ended December 31, 2017 are based on historical financial statements of MutualFirst and Universal after giving effects to the completion of the merger and the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma combined balance sheet as of December 31, 2017 gives the effect to the merger as if it occurred on that date.  The unaudited pro forma combined income statement for the year ended December 31, 2017 gives effect to the merger as if it occurred on January 1, 2017.  Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the cost to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.
The transaction was accounted for under the acquisition method of accounting in accordance with Accounting Standard Codification ("ASC") Topic 805, Business Combinations (ASC 805).  In business combination transactions in which the consideration given is not in the form of cash (that is, in the form on non-cash assets, liabilities incurred, or equity interest issued), measurement of the purchase price is based on the fair value of the consideration given or the fair value the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measured.
Under ASC 805, all of the assets acquired and liability assumed in a business combination are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the business combination are expensed as incurred.  The excess of the purchase price over the fair value of the assets acquired and liabilities assumed, if any, net of deferred taxes, is allocated to goodwill.  Subsequent to the completion of the merger, MutualFirst and Universal will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.  For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management competes the integration plan.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operation or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of the future results of the combined company.
The accounting policies of both MutualFirst and Universal are in the process of being reviewed in detail.  Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.
Note 2 – Pro Forma Purchase Price and Purchase Price Allocation
Under the terms of the merger agreement Universal shareholders will receive 15.6 shares of MutualFirst common stock plus $250 cash for each share of Universal stock.
Based on the numbers of shares of Universal common stock outstanding as of December 31, 2017, the pro forma purchase price is as follows, assuming:

Pro Forma Purchase Price ($ in thousands)
Estimated numbers of shares of Universal common stock exchanged	75,996
Per share exchange ratio (stock)	15.6
Number of shares of MutualFirst common stock - as exchanged	1,185,538
Multiplied by MutualFirst common stock price on February 28, 2018	$35.70
Estimated fair value of MutualFirst common stock issued	42,324
Cash consideration paid	18,999
Total Pro Forma Purchase Price	$61,323

Universal Net Assets at Fair Value (condensed)
Assets
Cash and cash equivalents	$14,174
Securities	91,525
Loans held for investment, net of unearned income	257,333
Premises and equipment, net	4,954
Other assets	19,722
Total Assets	$387,708
Liabilities
Deposits	$314,454
Borrowings	29.463
Other liabilities	491
Total Liabilities	$344,408
Net Assets		43,300
Preliminary Pro Forma Goodwill		$18,023

The pro forma purchase price as shown in the table above is allocated to Universal's tangible and intangible assets and labilities as of December 31, 2017 based on their preliminary estimated fair values.
Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Universal based on their estimated fair values as of the closing of the merger.  The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the estimated purchase price is based on actual valuations received as of  the closing date on February 28, 2018.  Management continues to evaluate these valuations and the final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.
Approximately $4.5 million has been preliminarily allocated to amortizable intangible assets acquired.  The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined financial statements.
Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements Disclosures ("ASC 820").  ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805.  The preliminary allocation to intangible assets is allocated to core deposit intangibles.
Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired, net of deferred taxes.  In accordance with ASC Topic 350, Intangibles-Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.  In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.
Note 3 – Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated.  Such information includes adjustments which are preliminary and may be revised.  Such revisions may result in material changes.  The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.  The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset disposition or other actions that may result from the merger.
The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments which MutualFirst, as the acquirer for accounting purposes, will acquire from Universal.  The descriptions related to these preliminary adjustments are as follows (in thousands):

Balance Sheet

A	Adjustments to cash and cash equivalents:
	Estimated cash portion of the $18,999 consideration paid to Universal Shareholders. The balance of the consideration is shown below in item G.	$ (8,999)
B	Fair value adjustment on CD investments	$ (23)
C	Fair value adjustments on investment portfolio	$ (170)
D	Adjustments to loans, net of allowance for loan losses:
	Elimination of Universal's allowance for loans loss	$ 3,247
	Loans adjusted for credit deterioration of the acquired portfolio	(4,651)
	Total adjustments for loans, net of allowance for loan losses	$ (1,404)
E	Fair Value adjustment on premises and equipment	$ (1,316)
F	Deferred tax asset (liability)
	Deferred tax asset generated by purchase accouting adjustments (rate = 25%)	$ (1,167)
G	Adjustment to goodwill to reflect the elimination of Universal's goodwill of ($1,895), goodwill generated as a result of consideration paid being greater than the net assets acquired of $18,023.	$ 16,128
H	Other real estate adjustment for deterioration in the acquired assets	$ (719)
I	Adjustment to other assets:
	To record the core deposit intangible of $4,545 and an increase to mortgage servicing rights of $458.	$ 5,003
J	Fair value adjustment on time deposits	$ (357)
K	Fair value adjustment on FHLB advances	$ (413)
L	Adjustments to borrowings:
	Estimated amount of borrowings to reflect a portion of the consideration paid to Universal Shareholders. The balance of the consideration is included in item A above.	$ 10,000
	To reflect a fair value adjustment on subordinate debenture	(1,000)
	Total adjustments to borrowings	$ 9,000
M	Adjustments to common stock:
	To reflect the elimination of Universal's December 31, 2017 common stock	$ (100)
	To reflect the par value of the MutualFirst common stock issued to Universal shareholders	12
	Total adjustments to common stock	$ (88)
N	Adjustments to additional paid-in capital:
	Elimination of Universal's additional paid-in capital	$ (1,306)
	To reflect the value of MutualFirst common stock issued to Universal shareholders	42,312
	Total adjustments to additional paid-in capital	$ 41,006
O	Elimination of Universal's retained earnings	$ (42,051)
P	Elimination of Universal's accumulated other comprehensive income	236

Pursuant to the purchase method of accounting, the final purchase price will be based on the price of MutualFirst common stock immediately prior to the effective time of the merger.  A 20% difference in per share price at the closing of the merger compared to the amount used in these unaudited pro forma combined financial statements would increase or decrease total purchase price and goodwill by $9.1 million.

Income Statement
		Twelve Months Ended
		December 31, 2017

A
Estimated purchase accounting adjustment on acquired nonimpaired loans based on the difference between fair value and the outstanding principal balance of those loans, recognized over the estimated remaining term of the loans.
		$ 2,339
B	Estimated interest accretion on investment in time deposits	10
C	Estimated amortization on time deposits	167
D	Estimated amortization on FHLB advances	207
E	Adjustments to borrowings:
	Estimated purchase accounting adjustment on subordinate debenture	$ 57
	Interest expense on borrowings related to the cash consideration paid to Universal shareholders	455
	Total adjustments to borrowings	$ 512
F	Adjustment to reflect amortization of core deposit intangible	$ 1,130
G	Adjustment to reflect income tax effect related to purchase accounting adjustments and interest expense (benefit) at a 25% combined tax rate	$ 83

Note 4 – Earnings per Common Share
Unaudited pro forma earnings per common share for the year ended December 31, 2017 has been calculated using MutualFirst's historic weighted average common shares outstanding plus the common shares assumed to be issued to Universal shareholders in the merger.
The following tables sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2017(in thousands, expect per share data):
	Basic	Diluted
Pro forma net income available to common shareholders	$14,764	$14,764
Weighted average common shares outstanding:
MutualFirst	7,350	7,494
Common shares issued to Universal shareholders	1,186	1,186
Pro forma	8,536	8,680
Pro forma net income per common share	$1.73	$1.70